                          MAINSTAY VP SERIES FUND, INC.
                             ARTICLES SUPPLEMENTARY

            MainStay VP Series Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in Baltimore City, Maryland (formerly New York Life MFA Series Fund, Inc. and hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

            FIRST: The total number of shares of capital stock which the Corporation shall have the authority to issue is increased to five billion (5,000,000,000) shares of par value of one cent ($0.01) per share and of aggregate par value of fifty million dollars ($50,000,000).

            SECOND: Pursuant to the authority granted to the Board of Directors in Sections (1) and (2) of Article Fifth of the Corporation's Article of Incorporation, as amended, there are hereby established and designated four additional classes (or "series") of common stock as follows: one hundred million (100,000,000) shares are hereby classified as MainStay VP American Century Income & Growth Portfolio; one hundred million (100,000,000) shares are hereby classified as MainStay VP Dreyfus Large Company Value Portfolio; one hundred million (100,000,000) shares are hereby classified as MainStay VP Eagle Asset Management Growth Equity Portfolio; and one hundred million (100,000,000) shares are hereby classified as MainStay VP Lord Abbett Developing Growth Portfolio.

            THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemptions of the shares of common stock of each of the MainStay VP American Century Income & Growth Portfolio, MainStay VP Dreyfus Large Company Value Portfolio, MainStay VP Eagle Asset Management Growth Equity Portfolio and MainStay VP Lord Abbett Developing Growth Portfolio as set forth in Articles Fifth and Sixth of the Corporations's Articles of Incorporation, as amended, and shall be subject to all provisions of the Articles of Incorporation, as amended, relating to the shares of the Corporation generally.

            FOURTH: Immediately prior to the effectiveness of these Articles Supplementary, the number of authorized shares indicated in Article Fifth of the Corporation's Articles of Incorporation, as amended, was two billion (2,000,000,000). Immediately prior to the effectiveness of these Articles Supplementary the MainStay VP Cash Management Portfolio was allocated 600,000,000 shares of common stock; MainStay VP Bond Portfolio; MainStay VP Convertible Portfolio; MainStay VP Growth Equity Portfolio; MainStay VP High Yield Corporate Bond Portfolio; MainStay VP International Equity Portfolio; and MainStay VP Value Portfolio were each allocated 100,000,000 shares of common stock; and MainStay VP Capital Appreciation Portfolio; MainStay VP Government Portfolio; MainStay VP Indexed Equity Portfolio; and MainStay VP Total Return Portfolio were each allocated 50,000,000 shares of common stock. The Board of Directors' power to classify and reclassify any unissued shares is not changed by these Articles Supplementary.

            FIFTH: The foregoing amendment to the Corporation's Articles of Incorporation was approved pursuant to Article V, Section 2, by the entire Board of Directors of the Corporation at a meeting on February 10, 1998.

            IN WITNESS WHEREOF, MainStay VP Series Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on April __, 1998.

ATTEST:                             MAINSTAY VP SERIES FUND, INC

BY:___________________________      BY:___________________________
      Sara L. Badler                         Richard M. Kernan, Jr.
      Secretary                              Chairman

            THE UNDERSIGNED, Chairman of MainStay VP Series Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief the matters and facts set forth herein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.
                                          BY:___________________________
                                                Richard M. Kernan, Jr.
                                                Chairman